Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper Lewis

Gilmartin Group

(415) 937-5402

lynn@gilmartinir.com

AtriCure Reports Second Quarter 2016 Financial Results

•	Revenue of $39.7 million – up 21.8% as reported, 21.5% constant currency
•	U.S. sales of $30.9 million – up 19.9%
•	International sales of $8.8 million – up 28.7% as reported, 27.4% constant currency

MASON, Ohio – August 4, 2016 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced second quarter 2016 financial results.

“We are pleased to report second quarter results which reflect many accomplishments – we launched two new products, made progress with our clinical trials and made strides in positioning AtriCure for long term success,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We also had strong gross margins and better than expected bottom line performance, while refining and expanding our commercial organization as part of our integration of nContact, which will help support our long term growth objectives.  We remain confident in our path to EBITDA profitability in 2018 and our long-term revenue growth prospects remain solid.”

Second Quarter 2016 Financial Results

Revenue for the second quarter of 2016 was $39.7 million, an increase of $7.1 million or 21.8% (21.5% on a constant currency basis), compared to second quarter 2015 revenue. Domestic revenue increased 19.9% to $30.9 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products, and AtriClip® products. International revenue was $8.8 million, an increase of $2.0 million or 28.7% (27.4% on a constant currency basis). International revenue growth was driven primarily by increases in product sales in Japan, China, Germany, the United Kingdom and France, across all applicable product lines.

Gross profit for the second quarter of 2016 was $28.8 million compared to $23.1 million for the second quarter of 2015. Gross margin for the second quarter of 2016 increased to 72.6%, compared to 70.9% in second quarter of 2015.

Operating expenses for the second quarter of 2016 increased 30.9%, or $8.6 million, compared to the second quarter of 2015. The increase in operating expenses was driven primarily by an increase in selling, clinical, product development, marketing and training expenses, with most of these areas impacted by the changes in our operating structure to support our acquisition of nContact in late 2015.

Loss from operations for the second quarter of 2016 was $7.7 million, compared to $4.8 million for the second quarter of 2015. Adjusted EBITDA, a non-GAAP measure, was a loss of $2.4 million for the second quarter of 2016, compared to a $1.0 million loss for the second quarter of 2015. Net loss per share was $0.26 for the second quarter of 2016 and $0.18 for the second quarter of 2015.

Updated 2016 Financial Guidance

Management projects 2016 revenue growth of approximately 20 to 22% over full year 2015 at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $14 to $15 million for 2016 as the Company continues to make strategic investments to drive the long-term growth plan, including several clinical trials, modest expansion of the U.S. field sales team, and ongoing product development efforts. In terms of EPS, this EBITDA range translates into a loss of between $1.12 and $1.22. Significant improvements in the adjusted EBITDA loss are expected for 2017, turning to a positive adjusted EBITDA for 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, August 4, 2016 to discuss its second quarter 2016 financial results. A live webcast of the conference call will be available online on the Investor page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (855) 307-9214 for domestic callers and (330) 863-3275 for international callers using conference ID number 44527948.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through August 11, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The conference ID number is 44527948.

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 75,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”–that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.  We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Domestic Revenue:
Open-heart ablation	$14,721	$13,648	$28,689	$26,002
Minimally invasive ablation	7,990	5,057	14,715	9,404
AtriClip	7,348	6,286	14,196	11,789
Total ablation and AtriClip	30,059	24,991	57,600	47,195
Valve tools	813	753	1,544	1,472
Total domestic	30,872	25,744	59,144	48,667
International Revenue:
Open-heart ablation	5,438	4,088	9,910	8,304
Minimally invasive ablation	2,186	1,858	4,350	3,826
AtriClip	1,024	789	1,889	1,460
Total ablation and AtriClip	8,648	6,735	16,149	13,590
Valve tools	152	104	319	212
Total international	8,800	6,839	16,468	13,802
Total revenue	39,672	32,583	75,612	62,469
Cost of revenue	10,854	9,466	20,880	17,617
Gross profit	28,818	23,117	54,732	44,852
Operating expenses:
Research and development expenses	9,124	5,862	17,687	11,471
Selling, general and administrative expenses	27,432	22,074	54,202	43,344
Total operating expenses	36,556	27,936	71,889	54,815
Loss from operations	(7,738)	(4,819)	(17,157)	(9,963)
Other expense, net	(451)	(64)	(751)	(180)
Loss before income tax expense	(8,189)	(4,883)	(17,908)	(10,143)
Income tax expense	17	8	22	14
Net loss	$(8,206)	$(4,891)	$(17,930)	$(10,157)
Basic and diluted net loss per share	$(0.26)	$(0.18)	$(0.57)	$(0.37)
Weighted average shares used in computing net loss per share:
Basic and diluted	31,575	27,304	31,466	27,187

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$42,427	$34,578
Accounts receivable, net	21,354	19,409
Inventories	19,311	17,659
Other current assets	3,373	3,106
Total current assets	86,465	74,752
Property and equipment, net	30,902	31,279
Long-term investments	5,525	7,706
Goodwill and intangible assets, net	158,210	159,032
Other noncurrent assets	411	323
Total assets	$281,513	$273,092
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$24,716	$31,138
Other current liabilities and current maturities of capital leases	473	450
Total current liabilities	25,189	31,588
Capital leases	13,504	13,710
Long-term debt	24,969	—
Other noncurrent liabilities	40,851	41,109
Total liabilities	104,513	86,407
Stockholders' equity:
Common stock	33	32
Additional paid-in capital	361,023	352,900
Accumulated other comprehensive loss	(490)	(611)
Accumulated deficit	(183,566)	(165,636)
Total stockholders' equity	177,000	186,685
Total liabilities and stockholders' equity	$281,513	$273,092

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(17,930)	$(10,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	5,869	4,141
Depreciation and amortization of intangible assets	4,500	2,693
Amortization of deferred financing costs	86	31
Loss on disposal of property and equipment	117	63
Realized (gain) loss from foreign exchange on intercompany transactions	(15)	302
Amortization/accretion on investments	74	339
Change in allowance for doubtful accounts	(49)	117
Changes in operating assets and liabilities
Accounts receivable	(1,897)	(468)
Inventories	(1,595)	(1,977)
Other current assets	(236)	(538)
Accounts payable and accrued liabilities	(5,542)	(1,068)
Other non-current assets and liabilities	(338)	128
Net cash used in operating activities	(16,956)	(6,394)
Cash flows from investing activities:
Purchases of available-for-sale securities	(21,940)	(10,302)
Sales and maturities of available-for-sale securities	12,404	20,460
Purchases of property and equipment	(4,341)	(4,077)
Increases in property under build-to-suit obligation	—	(4,806)
Net cash (used in) provided by investing activities	(13,877)	1,275
Cash flows from financing activities:
Proceeds from debt borrowings	25,000	—
Payments on capital leases	(218)	(25)
Increases in build-to-suit obligation	—	4,806
Payment of debt fees	(120)	(62)
Proceeds from stock option exercises	2,301	1,854
Shares repurchased for payment of taxes on stock awards	(1,033)	(572)
Proceeds from issuance of common stock under employee stock purchase plan	987	906
Net cash provided by financing activities	26,917	6,907
Effect of exchange rate changes on cash and cash equivalents	69	(185)
Net (decrease) increase in cash and cash equivalents	(3,847)	1,603
Cash and cash equivalents - beginning of period	23,764	28,384
Cash and cash equivalents - end of period	$19,917	$29,987

Supplemental cash flow information:
Cash paid for interest	$577	$3
Cash paid for income taxes	—	20
Noncash investing and financing activities:
Accrued purchases of property and equipment	306	1,652
Assets acquired through capital lease	43	36
Capital lease asset early termination	9	—

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss, as reported	$(8,206)	$(4,891)	$(17,930)	$(10,157)
Income tax expense	17	8	22	14
Other expense, net (a)	451	64	751	180
Depreciation and amortization expense	2,289	1,382	4,500	2,693
Share-based compensation expense	3,027	2,417	5,869	4,141
Non-GAAP adjusted loss (adjusted EBITDA)	$(2,422)	$(1,020)	$(6,788)	$(3,129)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
(a) Other includes:
Net interest expense (income)	$417	$(26)	$637	$(51)
Grant income	—	—	—	(35)
Loss due to exchange rate fluctuation	34	46	114	209
Non-employee stock option expense	—	44	—	57
Other expense, net	$451	$64	$751	$180

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